Exhibit 99.1

Omnicom Appoints Casey Santos to Board of Directors

NEW YORK, Dec. 18, 2023 — Omnicom (NYSE: OMC) today announced that Casey Santos has been appointed as an independent director to its Board of Directors and as a member of the Finance Committee, effective January 1, 2024.

“We are thrilled to welcome Casey to our esteemed Board of Directors, which is known for the diverse perspectives it brings together,” said John Wren, Chairman and CEO of Omnicom. “Casey has deep expertise in technology, digital transformation and AI, bringing new perspectives highly relevant to Omnicom. Her career path is truly a remarkable one, and her unique experiences make her a valuable addition to our Board.”

The appointment increases the size of the Board of Directors to 11 members, 10 of whom are independent, including seven who are women and six who are ethnically diverse.

Santos is currently Chief Information Officer at Asurion, where she leads the organization’s global technology and procurement teams and strategy. Prior to her work at Asurion, she held technology leadership roles in the finance industry, including roles at Alliance Bernstein, General Atlantic and McKinsey. She began her career as a NASA Flight Controller supporting over 20 space shuttle missions.

Santos received her Bachelor of Science degree in aeronautics and astronautics from MIT and holds dual master’s degrees from the University of Pennsylvania. She is the Board Chair of the Greater Nashville Technology Council, Board Director of Horizon Blue Cross Blue Shield of New Jersey, and a Board Member of Nashville Electric Service. She also works with non-profits to help advance Science, Technology, Engineering, and Mathematics (STEM) education and technology leadership for all.

To learn more about Omnicom’s Board of Directors, please visit https://www.omnicomgroup.com/about/corporate-governance.

About Omnicom

Omnicom (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms offer services in advertising, strategic media planning and buying, precision marketing, commerce and branding, experiential, customer relationship marketing (CRM), public relations, healthcare marketing and other specialty communications services to over 5,000 clients in more than 70 countries.